SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2007

EARTHSHELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23567	77-0322379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 YORK ROAD, SUITE 200, BALTIMORE, MD 21093
(Address of Principal Executive Offices)

(410) 847-9420
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership

On January 19, 2007, EarthShell Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (case no 07-10086). Pursuant to the sale procedures order entered by the Court on February 12, 2006 relating to the sale of the assets of EarthShell Corporation, an auction sale was held on March 26, 2007. At that time, EarthShell had received three bids and/or proposals for the disposition of its assets, consisting of the following:

(a) The original stalking horse bid from EarthShell Acquisition Corp. with a total value of $3,000,000;

(b) A proposal from Cornell Capital for an alternative transaction whereby Cornell would reduce its secured debt by $3,000,000, repay the Debtor in possession loan to RPI, and increase the cash payment for the benefit of unsecured creditors by $30,000; and

(c) A joint proposal by and between RPI and Cornell which would require, among other things, that the Debtor assume and assign the RPI sublicense to RPI in exchange for a $500,000 payment, the waiver of the RPI DIP loan and a payment by Cornell Capital for $300,000 to further progress toward a chapter 11 Plan which would discharge all unsecured claims, cancel all existing stock and issue 100% of the new stock of the post-bankruptcy corporation to Cornell.

After consulting with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), it was determined that option (c) provided the highest and best value for unsecured creditors. The Bankruptcy Court on March 29, 2007 approved this proposal, subject to the proposal being incorporated into a Chapter 11 plan and compliance with the normal plan confirmation requirements. A Chief Restructuring Officer will be selected by the Creditors’ Committee and will replace management on a going forward basis. The Creditors’ Committee is represented by Arent Fox, LLP (Christopher Giaimo, tel 202.775.5774; giaimo.christopher@arentfox.com)

Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers

In connection with the bankruptcy petition filing on January 19, 2007 and to minimize expenditures to conform to the limited resources available to it through the DIP financing that has been provided by RPI, the Company previously reduced its paid staff to one full time employee, Mr. William E. Mooney, who was appointed and has been serving as Chief Operating Officer. To assist with the orderly liquidation of the Company’s assets, the CEO and chairman of the board, Mr. Vincent J. Truant, and the CFO and Corporate Secretary, Mr. Scott Houston, and the entire Board of Directors have remained in place, but without compensation. Now, with the completion of the auction for the sale of the assets of EarthShell Corporation as noted above in Item 1.03 and the approval by the Bankruptcy Court of the joint proposal by RPI and Cornell to further progress toward a chapter 11 Plan, all of the current officers and directors of the Company have tendered their resignations. As Chairman of the Board of Directors, Mr. Truant’s resignation will become effective upon the selection of a Chief Restructuring Officer within the next week or so. The resignations of Mr. Scott Houston, Mr. William Mooney, Mr. Hamlin Jennings, Mr. Walker Rast, and Mr. Michael Gordon are effective as of 5:00 p.m. March 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSHELL CORPORATION (Registrant)

Date: March 30, 2007	By:	/s/ D. Scott Houston
Name: D. Scott Houston
Title: Chief Financial Officer

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